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                                                                  Exhibit (c)(1)


To:      Marsh & McLennan Companies, Inc. (OFFEROR)

                                                                     _____ 1998
Dear Sirs,

I understand that Offeror intends to make an offer to acquire all of the issued ordinary share capital of Sedgwick Group plc (OFFEREE) including all of the American depository shares issued in respect of the ordinary shares of Offeree (each representing five ordinary shares of Offeree as evidenced by American depository receipts) (ADSS), substantially on the terms of the attached draft press announcement. This letter sets out the terms and conditions on which I will accept the Offer (as defined in paragraph 4 of this undertaking) when it is made.

WARRANTIES AND UNDERTAKINGS

1.       I warrant and undertake to Offeror that:

         (a) I am the registered holder and beneficial owner of the number of ordinary shares of 10p each in the capital of Offeree (including ADSs, if any) shown in Part A of the Schedule (the OFFEREE SECURITIES) and that I hold these securities free of any lien, charge, option, equity or encumbrance;

         (b)      before the Offer closes, lapses or is withdrawn, I shall not:

                  (i) sell, transfer, charge, encumber, grant any option over or otherwise dispose of any Offeree Securities or any shares or other securities convertible into shares in Offeree shown in Part B of the Schedule or any other shares or securities convertible into shares in Offeree issued or unconditionally allotted to me or otherwise acquired by me before then (FURTHER OFFEREE SECURITIES) other than pursuant to my acceptance of the Offer;

                  (ii)   accept any other offer in respect of the shares or
                        securities referred to in paragraph 1(b)(i);

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                  (iii) (other than pursuant to the Offer) enter into any
                        agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise:

                        (A) to do any of the acts referred to in paragraphs
                            1(b)(i) or (ii);

                        (B) in relation to, or operating by reference to, the
                            Offeree Securities or any Further Offeree
                            Securities; or

                        (C) which, in relation to the Offeree Securities or any
                            Further Offeree Securities, would or might restrict or impede me accepting the Offer,

                         and, for the avoidance of doubt, references in this paragraph 1(b)(iii) to any agreement, arrangement or obligation includes any agreement, arrangement or obligation whether or not legally binding or subject to any condition or which is to take effect if the Offer closes or lapses or if this undertaking ceases to be binding or following any other event; or

               (iv) save for the acquisition of any further shares or other securities in Offeree on the exercise of options referred to in Part B of the Schedule, I shall not purchase, sell or otherwise deal in any shares or other securities convertible into shares of Offeree or Offeror or any interest therein (including any derivatives referenced to such securities);

          (c) the Schedule contains full and accurate details of all the shares or other securities convertible into shares in Offeree:

                 (i) of which I am the registered holder or beneficial owner;

                 (ii) to which I am entitled upon the exercise of any option, warrant or other right to acquire or subscribe for shares or other securities in Offeree whether or not such rights are currently exercisable or subject to any condition, and


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                  I confirm that I have no other rights or interests in relation to any shares or other securities convertible into shares of Offeree; and

          (d) I have full power and authority to enter into and perform any obligation under this undertaking and to accept the Offer in respect of the Offeree Securities.

UNDERTAKING TO ACCEPT THE OFFER

2. In consideration of Offeror's agreement in paragraph 6.1 to make the Offer, I undertake that:

         (a) I shall accept the Offer in respect of the Offeree Securities in accordance with the procedure for acceptance set out in the formal document containing the Offer (the OFFER DOCUMENT) not later than ten days after Offeror posts the Offer Document to Offeree shareholders;

         (b) I shall accept the Offer in respect of any Further Offeree Securities in accordance with the procedure for acceptance set out in the Offer Document not later than five days after the date I become the registered holder of the Further Offeree Securities;

         (c) although the terms of the Offer will confer a right of withdrawal on accepting shareholders, I shall not withdraw any acceptances of the Offer; and

         (d) Offeror shall acquire the Offeree Securities and any Further Offeree Securities from me free of any lien, charge, option, equity or encumbrance and together with all rights of any nature attaching to those shares including the right to all dividends declared or paid after the date of this undertaking, except for the interim dividend of 3p per Offeree Share payable on 19 October 1998 to Offeree shareholders on the register at the close of business on 21 August 1998.

DOCUMENTATION

3.       I consent to:


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(a)               the inclusion of references to me and this undertaking in
                  Offeror's announcement of the Offer (the PRESS ANNOUNCEMENT) as they appear in the attached draft of the Press Announcement; and

(b) particulars of this undertaking and my holdings of, and dealings in, relevant securities of Offeree and Offeror being included in the Offer Document and any other related or ancillary document as required by the Code and/or all applicable United States securities laws and regulations (US SECURITIES LAWS).

INTERPRETATION

4. In this undertaking the OFFER means the offer to be made by or on behalf of Offeror to acquire all the issued ordinary share capital of Offeree, including the ADSs, substantially on the terms of the Press Announcement or on such other terms as may be agreed between Offeror and Offeree or as may be required to comply with the requirements of the Panel on Takeovers and Mergers (the PANEL) or US Securities Laws or such other laws or regulations as may be relevant. A reference in this undertaking to the OFFER also includes any new, increased, renewed or revised offer made by or on behalf of Offeror to acquire shares in Offeree, provided that the terms of such offer are, in the opinion of JP Morgan and DLJ Phoenix (the BANKS) no less favourable to acceptors than the terms set out in the Press Announcement.

TIME OF THE ESSENCE

5. Any time, date or period mentioned in this undertaking may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

THE OFFER

6.1 Subject to paragraph 6.2, Offeror agrees to make the Offer by no later than 4 September 1998 (or such later date as Offeror and Offeree may agree) provided that the Press Announcement is released in substantially the form attached (or in such other form as may be agreed between Offeror and Offeree or as may be required to comply with the requirements of the Panel or US Securities Laws or such other laws as may be relevant). The release of the Press Announcement is at Offeror's absolute discretion. In particular, Offeror reserves the right not to release the Press Announcement unless the board of directors of Offeree agrees to recommend the Offer.


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6.2      If after Offeror releases the Press Announcement either:

(a)      the Panel consents to Offeror not making the Offer;

(b) an event occurs which means that Offeror is no longer required by the Code to proceed with the Offer; or

(c) Offeror becomes aware that any condition of the Offer as set out in the Press Announcement has or may become incapable of being fulfilled,

Offeror shall not be obliged to make the Offer.

6.3      This undertaking shall lapse if:

(a) the Press Announcement is not released by 26 August 1998 (or such later date as Offeror and Offeree may agree);

(b)      the Offer is not made in the circumstances referred to in paragraph
         6.2; or

(c)      the Offer lapses or is withdrawn.

If the undertaking lapses, I shall have no claim against Offeror.

DIRECTOR'S UNDERTAKINGS

7. I shall not directly or indirectly (except where required by my fiduciary duties as a director of Offeree or by my duties under the Code):

(a) solicit or encourage any person other than Offeror to make any offer for any shares or other securities of Offeree or to indicate the basis on which any such offer might be made or enter into discussions relating to any possible offer; or

(b) take any action which is inconsistent with my obligations contained in this undertaking or the successful implementation of the Offer.


CONFIRMATION


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8. I confirm that in signing this letter I am not a customer of either of the
Banks for the purposes of the Rules of The Securities and Futures Authority Limited and that neither of the Banks owes me any of the duties which it owes to its customers. I confirm that I have been given an adequate opportunity to consider whether or not to give this undertaking and to obtain independent advice.

ADEQUACY OF DAMAGES

9. I agree that, if I fail to accept the Offer in accordance with this undertaking or breach any of my obligations, damages would not be an adequate remedy and accordingly Offeror shall be entitled to the remedy of injunction or specific performance or any other such equitable relief.


GOVERNING LAW

10. This undertaking shall be governed by and construed in accordance with English law and I submit to the exclusive jurisdiction of the English courts for all purposes in connection with this undertaking.



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                                    SCHEDULE
                                EXISTING HOLDINGS

PART A - REGISTERED AND BENEFICIAL HOLDINGS OF OFFEREE SECURITIES

REGISTERED HOLDER AND BENEFICIAL OWNER               ORDINARY SHARES OF 10p EACH




PART B - OTHER HOLDINGS OF OFFEREE SECURITIES
OPTIONS                                              ORDINARY SHARES OF 10p EACH



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SIGNED and DELIVERED as a DEED by

Yours faithfully,

Signature________________________

Name_____________________________

in the presence of:

Signature of witness:____________________________

Name ____________________________________________

Address _________________________________________



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